ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.2

NEWS RELEASE

Abraxas Announces Completion of First Eagle Ford Well and
Presentation Details for the Upcoming IPAA Oil & Gas Investment Symposium

SAN ANTONIO (February 2, 2011) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced completion of its first Eagle Ford well in South Texas and presentation details for the upcoming IPAA OGIS conference.

Eagle Ford
In DeWitt County, Texas, Blue Eagle Energy, LLC, the previously announced joint venture between Abraxas and Rock Oil Company, LLC, drilled the T Bird 1H to a total measured depth of 19,450 feet, including a 5,700 foot lateral which is one of the longest laterals drilled in the Eagle Ford Shale play to-date.  The well was completed with a 15-stage fracture stimulation and recently placed on-line at a restricted rate approximately 75 days after spud.  The well is being opened up slowly to prevent formation damage and an unrestricted rate will be announced in the near future.  Abraxas currently owns an approximate 50% interest in the joint venture.

Presentation Details
Abraxas is scheduled to present at 2:45 p.m. Eastern Time (1:45 p.m. CT) on Thursday, February 3, 2011 at the Independent Petroleum Association of America’s Oil & Gas Investment Symposium to be held February 3-4, 2011 in Hollywood, Florida.  The live audio webcast with the corresponding presentation will be available at http://www.investorcalendar.com/CEPage.asp?ID=163084 or on the Company’s web site, http://www.abraxaspetroleum.com, in the Investor Relations section under Webcasts / Presentations.  The webcast including the slide presentation will be archived on the Company’s web site for 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Finance
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com